Item 77D - DWS Floating Rate Fund (a series of
DWS Portfolio Trust)

The Board of DWS Floating Rate Fund approved the following changes to the fund, effective on or about May
31, 2013 (the "Effective Date").

As of the Effective Date, QS Investors, LLC no longer serves as subadvisor to the fund.

As of the Effective Date, the fund no longer utilizes the "Global Tactical Asset Allocation Overlay Strategy."



 For internal use only
X:\Shared\Financial Reporting\DeAM\Production\2013\05.2013\N-
SAR\N-SAR Backup\DWS Portfolio Trust\Item 77D FRF.docx

 For internal use only

 For internal use only